Exhibit 10.9

DISTRIBUTION AGREEMENT

BETWEEN

ADRENALINA INC "DBA" ID PERFUMES PO BOX 1740

Hallandale Beach, FL 33008

U.S.A.

and

The Sarpes Group, Inc. and its Mexican affiliates, Sar Pes Mexico, SA de CV and Perfumes Lambert, SA de CV

296 Ocean Blvd.
Golden Beach, FL. 33160
U.S.A

Calle Lafontaine 73, piso 1

Col: Polanco
Mun: Miguel Hidalgo
Mexico, DF 11560
Mexico

DISTRIBUTION AGREEMENT

This Distribution Agreement (the "Agreement") is made and entered into as of January 30, 2012 by and between Adrenaline Inc."DBA" ID Perfumes, a Nevada Company, with its primary place of business at 1250 E Hallandale Beach Blvd, Suite 402 Hallandale Beach, FL 33009 ("ID PERFUMES"), and The Sarpes Group, Inc. (the "Distributor).

RECITALS

WHEREAS, ID PERFUMES is engaged in the manufacture and sale of certain products specified in Section 2 below (as hereinafter further defined, the "Products");

WHEREAS, the Distributor represents that it possesses the capability to promote the sale and use of the Products and is desirous of developing demand for and selling such Products in Mexico, local market and duty free throughout the country, and on its borders with USA and other neighbors (the "Territory").

WHEREAS, ID PERFUMES desires that the Distributor develop demand for and sell the Products in the Territory on the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.	Exclusive Distributorship Appointment.

Subject to the terms and conditions set forth herein, ID PERFUMES hereby appoints the Distributor its exclusive and sole distributor during the term of this Agreement for the sale, marketing, promotion and distribution of the Products in the Territory, and the Distributor hereby accepts such appointment.

2.	Products; Collateral Materials.

a.
The Products subject to this Agreement are "SELENA GOMEZ" branded  fragrances and toiletries, including related collateral material  provided by ID  PERFUMES as listed on Exhibit A hereto, together with any replacements, enhancements, substitutions or additions thereto from time to time and any Additional Goods made the subject hereof pursuant to Section 2(b) below (the "Products").

b.
Provided that the Distributor is not in breach of this Agreement, if ID PERFUMES, manufactures for distribution additional products which are classified by ID PERFUMES within any of its fragrance line of products, other than "S ELENA GOMEZ" branded products ("Additional Goode), ID PERFUMES will offer to the Distributor, in writing, the exclusive right during the term of this Agreement to sell, market, promote and distribute such Additional Goods in the Territory under similar conditions to the SELENA GOMEZ branded product line, prior to appointing any other distributor in the Territory with respect to such Additional Goods, upon the introduction by ID PERFUMES of such Additional Goods into the U.S. domestic market at national distribution levels. If the Distributor shall elect to add such Additional Goods to the Products covered by this Agreement, this Agreement shall be amended to include such Additional Goods as Products. If the Distributor shall fail to accept such offer, after viewing actual finished product, in writing within thirty (30) days of being offered such right, ID PERFUMES shall be free to make such arrangements for the sale of such Additional Goods in the Territory as ID PERFUMES, in its sole discretion, deems appropriate.

c.
ID PERFUMES reserves the right to discontinue any Product or to change any Product in any respect, including, without limitation, changes in packaging, presentation, wrapping and labeling, at any time without notice to the Distributor. If any such change is made, ID PERFUMES may, but shall not be obligated to, make the change upon any Products shipped thereafter to the Distributor; nor shall ID PERFUMES be obligated to make such change on any Products previously shipped to the Distributor, or to exchange or otherwise accept the return of any changed or discontinued Products previously shipped to the Distributor.

d.
During the term of this Agreement, ID PERFUMES shall provide the Distributor with collateral and merchandising materials, including testers of one tester per 7 items purchased (collectively, the "Collateral Materials") free of charge, and at ID PERFUMES's cost of goods for said products, no less than 10% of ID PERFUMES' "Export Sales", to the Distributor for such year. For purposes of this Agreement, "Export Sales" shall mean the aggregate price in U.S. Dollars paid by the Distributor to ID PERFUMES in respect of Products. Any additional Collateral Materials required by the Distributor shall be purchased by the Distributor pursuant to Section 9 below at ID PERFUMES's cost of goods for said products.

3.	Term.

Unless sooner terminated as hereinafter provided, this contract will be valid for an initial period of ten (10) years with automatic five (5) year period renewals. The contract can be terminated by the Distributor, with notice, 90 days prior to the contract expiration date (initial or renewals).

In the event that ID PERFUMES or the any possible new Supplier of the SELENA GOMEZ fragrance brand elects not to renew this Agreement at the end of the initial term or any renewal term, as provided, and the Distributor is not otherwise in breach of this Agreement with the time to cure such breach having expired, the parties stipulate and agree that the current Supplier shall pay Distributor, prior to the effective date of expiration, as full compensation for any damages suffered by Distributor by reason of such non-renewal or expiration, an amount equal to one (1) times the product of:

Five (5) times the Gross Profit earned by Distributor on the sale of Products during the twelve (12) full calendar months ending on the last day of the last calendar month ending at least thirty days prior to the end of the then current initial term or renewal term.

4.	Termination for Cause.

a.
Either party may treat this Agreement as having been breached and, without prejudice to any of its rights or remedies, may terminate this Agreement in the event that the other party has failed to perform one or more of the material obligations hereunder, which failure or default shall not have been cured within thirty (30) days after written notice specifying the nature of such failure or default. However, the failure of Distributor to make any required payment within fifteen (15) days after written notice shall constitute a material breach of Distributors obligations hereunder.

b.
ID PERFUMES may treat this Agreement as having been breached and, without prejudice to any of its rights or remedies, including, without limitation, the collection of moneys due hereunder, may terminate this Agreement without notice upon the occurrence of any one or more of the following events:

(i) (1) The filing by the Distributor of a petition in bankruptcy, the Distributor suffering a petition in bankruptcy to be filed against it, or the Distributor being adjudged a bankrupt under the bankruptcy laws of the United States or any similar laws of any other jurisdiction; (2) the filing by the Distributor of a petition for reorganization under the bankruptcy laws of the United States or any similar laws of any other jurisdiction; (3) the Distributor having a receiver appointed for all or a substantial amount of its property and not removed within thirty (30) days; or (4) the Distributor having made a general assignment for the benefit of creditors;

5.	Return of Collateral Materials and Repurchase of Products.

Upon the expiration or other termination of this Agreement by either party for any reason, ID PERFUMES shall have the right, at its option reclaim (at no cost to ID PERFUMES provided these were supplied free of cost) all Collateral Materials provided under this Agreement and purchase at the Distributors Landed Cost (as defined below) all or any number of Products sold hereunder and in the Distributor's possession or under its control on the date of such expiration or other termination of this Agreement and not previously committed to resale by binding contract. Upon demand by ID PERFUMES, the Distributor shall be obligated to deliver such Collateral Materials and Products to ID PERFUMES forthwith at a location designated by ID PERFUMES. ID PERFUMES shall be obligated to tender the repurchase price for any such repurchased Products within thirty (30) days of receipt of an invoice therefore from the Distributor; provided, however, that ID PERFUMES reserves the right to reject and shall not be obligated to pay for any Product not in first-class condition or which cannot be reconditioned. ID PERFUMES shall deduct, from the repurchase price of the repurchased Products, the difference between such amount and the actual value of the returned Collateral Materials. For the purposes of this Section, "Distributor's Landed Cost" for any Product shall be the amount paid by the Distributor to

ID PERFUMES for such Product plus the cost of any freight or duties with respect to such Product, and no other costs whatsoever.

6.	Representations and Warranties of ID PERFUMES.

ID PERFUMES represents and warrants to the Distributor as follows:

a.	ID PERFUMES is a duly organized and validly existing corporation in good standing under the laws of the State of Florida.

b.
Neither the execution and delivery of this Agreement nor the consummation of the actions contemplated hereby will (i) violate any provisions of the articles of incorporation or bylaws of ID PERFUMES; or (ii) violate, or be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under any contract to which ID PERFUMES is a party; or (iii) violate any laws, statutes, ordinances, regulations, decrees, judgments and orders (including, without limitation, all international and all federal, state and local laws, rules and regulations of the United States or the Territory with respect to consumer health, safety and protection, employment practices and benefits, terms and conditions of employment, health and safety, building and zoning, environmental protection and corrupt practices (collectively, "Laws) binding upon ID PERFUMES.

c.
ID PERFUMES has the right to manufacturer, sell, market, and distribute the Products and to grant the Rights to Distributor as provided herein. ID PERFUMES has the full and unrestricted right, power and authority to enter into and perform the terms, covenants and conditions of this Agreement and to be bound thereby during the entire term of this Agreement. This Agreement constitutes a legal, valid and binding obligation of ID PERFUMES, enforceable against ID PERFUMES or any subsequent Supplier with the rights to manufacture, sell market and distribute the Products and to grant rights to Distributor in accordance with its terms.

No representations or warranties of ID PERFUMES contained in this Agreement, and no other information provided by ID PERFUMES to the Distributor or the Distributor's agents or representatives, contains or will contain an untrue statement of material fact, or omits or will omit to state a material fact, necessary to make the statements herein or therein not misleading.

d.
ID PERFUMES shall indemnify and hold the Distributor safe and harmless from any cost and against any loss, damage or claim against the Distributor, due to defects in the Product or any claim regarding Distributor's right to sell the Product. Should any claim for alleged defects be presented by an independent party or organization within the Territory, their veracity is to be certified by an independent laboratory in the United States of America.

f.	ID PERFUMES shall not circumvent the Distributor to sell the Products in the Territory and will take all reasonable measures to restrict its other distributors from selling the Product directly or indirectly into the Territory.

7.	Representations and Warranties of Distributor.

The Distributor represents and warrants to ID PERFUMES as follows:

a.
The Distributor is a duly organized and validly existing commercial enterprise in good standing under the laws of its country and state or province of formation. The Distributor is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing or use of its properties makes such qualification necessary.

b.
Neither the execution and delivery of this Agreement nor the consummation of the actions contemplated hereby will (i) violate any provisions of the charter documents or bylaws of the Distributor; (ii) violate, or be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under any contract to which the Distributor is a party; or (iii) violate any Law binding upon the Distributor.

c.
The Distributor has the full and unrestricted right, power and authority to enter into and perform the terms, covenants and conditions of this Agreement and to be bound thereby during the entire term of this Agreement. This Agreement constitutes a legal, valid and binding obligation of the Distributor, enforceable against the Distributor in accordance with its terms.

d.
No consent, approval or authorization of, or filing or registration with, any governmental entity or third party is required in connection with the execution, delivery and performance of this Agreement by the Distributor.

e.
The Distributor has (i) complied with all Laws, and the Distributor has not received any notice asserting or alleging any noncompliance with any Laws; (ii) filed with the proper authorities each statement, report, information and form required by each Law; and (iii) maintained in full force and effect each license, permit, registration and similar entitlement necessary or proper in the conduct of its business and operations, and, to the best knowledge of the Distributor, no revocation or limitation thereof is threatened or pending.

f.
No representations or warranties of the Distributor contained in this Agreement, and no other information provided by the Distributor to ID PERFUMES or to ID PERFUMES' agents or representatives, contain or will contain an untrue statement of material fact, or omits or not misleading.

8.	Covenants of Distributor.

In addition to the other covenants and agreements set forth herein, the Distributor hereby covenants and agrees to use its best efforts to:

a.
to sell the Products in the Territory, to obtain and maintain the goodwill of customers within the Territory, and to promote the interests of ID PERFUMES and the Products within the Territory in a first-class manner; to ensure an adequate supply of Products to service all accounts in the Territory;

b.
Utilize all reasonable efforts to market and sell the Products in accordance with the terms of this Agreement and shall use its best efforts to promote and expand the distribution and sales of the Products within the Territory.

c.
Shall cause its forces to devote such time and effort as may be necessary to effectively sell and promote the Products and to effectively promote the best interests of the Products within the Territory.

d.	To maintain or arrange for the provision of suitable facilities for the storage, administration and distribution of the Products at all times to ensure that the quality of the Products is maintained;

e.
Except as prohibited by law, to ship Products to retail outlets only under their existing labeling and without changing their packaging, presentation, wrapping or labeling; provided that, if legislation, regulations, governmental orders, decrees or other governmental action, or other legal requirements applicable in the Territory (collectively, the "Regulations") require special packaging, presentation, wrapping or labeling, the Distributor shall promptly notify ID PERFUMES in writing of the particulars of such Regulations, other than the already establish import labeling requirements;

f.
To notify ID PERFUMES promptly in writing of all applicable Regulations, including, without limitation, all Regulations relating to the purchase, sale or importation of the Products or to the performance of the terms of this Agreement, and any and all changes, modifications, and amendments thereto. Any specific issues currently unaware to ID PERFUMES should be requested specifically at the time of signing;

g.
To apply for and take all necessary steps to obtain such product clearance validation as may be required by any governmental agency or authority in the Territory with respect to the Products and, in the event that Additional Goods are added as Products pursuant to Section 2(b) above, to take such action with respect to such Additional Goods;

h.
To obtain and maintain, at its own expense, any and all consents, approvals, authorizations, licenses, permits, registrations and similar entitlements required in connection with the conduct of the Distributor's business and operations, and to provide evidence of the same upon the request of ID PERFUMES;

To provide with best efforts to ID PERFUMES on a regular basis with photographs, actual advertising tear sheets, invoices and documentation of all account promotional activity conducted other than promotional material provided to the Distributor by ID PERFUMES;

k.
To notify ID PERFUMES immediately in writing if the Distributor knows or suspects that any unauthorized third party is duplicating the Products and selling such "knock-off' or "bootleg" items within or outside of the Territory, and to use its best efforts to prevent such unauthorized actions; and

l.
To maintain true and accurate books and records in which shall be entered all information relating to the importation by the Distributor of the Products into the Territory. ID PERFUMES shall have the right to inspect and examine such books and records at reasonable times and upon thirty (30) days prior notice to the Distributor.

m.
Shall not make any representation or warranty as to the quality or performance of the Products other than the representations and warranties set forth in the sales promotional material, literature, brochures and printed catalogues provided by ID PERFUMES or as otherwise provided by ID PERFUMES

9.	Prices and Terms of Payment.

a.
The export prices (in U.S. Dollars) to be paid by the Distributor for the Products, Additional Goods, and Collateral Materials shall be as per the attached price list Exhibit A. Prices are Ex-Works ID PERFUMES's warehouse. The prices to be paid by the Distributor shall be no less favorable to the Distributor than the prices paid by any other customer or Distributor. ID PERFUMES reserves the right to adjust retail prices and will notify Distributor upon doing so. Prices for confirmed orders shall not be affected by price adjustments.

b.
The Distributor shall pay ID PERFUMES in advance" for the Products and the Collateral Materials in U.S. Dollars by wire transfer or check drawn on a U.S. Bank prior to all shipments. Possibility of ID PERFUMES extending credit will be defined after the first complete year of the agreement.

10.	Orders; Delivery; Return of Products.

a.
The Distributor shall place written orders for its requirements of Products and Collateral Materials with ID PERFUMES. ID PERFUMES shall use reasonable efforts to respond to all orders placed by the Distributor within ten (10) business days of the receipt thereof by ID PERFUMES. ID PERFUMES shall use reasonable endeavors to ensure shipping dates meet the reasonable notified commercial requirements of the Distributor. Any orders not shipped within 30 days of the confirmed shipping date shall roll over and added to the next purchase order placed by the Distributor, at the distributor's option.

b.
ID PERFUMES shall not be liable to the Distributor for any inability or failure to meet shipment requirements on an account of force Majeure. An event of force Majeure  shall be deemed to have occurred if ID PERFUMES is unable to deliver Products or Collateral Materials to the Distributor by reason of any war (declared or undeclared), act of public enemy, riot, epidemic, fire, weather, flood, casualty, accident, labor controversy (including, without limitation, any lockout, walkout, strike, or threat thereof), government order or regulation, judicial order or decree (including, without limitation, any grant of injunctive relief, whether imposed on an industry-wide basis or affecting only ID PERFUMES) or act of God.

c.
Notwithstanding anything herein to the contrary, nothing in this Agreement shall be construed to require ID PERFUMES to do anything or commit any act which, in the opinion of ID PERFUMES or ID PERFUMES U.S. counsel, is or may be in violation of the Foreign Corrupt Practices Act or any applicable anti-boycott law or regulation.

d.
The Distributor shall have the right to return to ID PERFUMES only those Products which (i) were damaged prior to delivery by ID PERFUMES, or (ii) were delivered to the Distributor as a result of error by ID PERFUMES. In the event the Distributor has the right to return a Product pursuant to this Section 10(d), the Distributor shall not be entitled to any reimbursement until said Product has been sent by the Distributor and received by ID PERFUMES in its warehouse, or other designated facility.

e.
The Distributor shall have 30 days from receipt of goods to notify ID PERFUMES of all delivery disputes in respect of obvious defects (missing, damaged items, etc.). Notifications must indicate the parcel, tracking, or Bill of Lading numbers, pallets concerned photos and the entry weight of the pallet at delivery. Unless there is evidence of short volumes or damage, if the weight upon delivery is identical to that stated by ID PERFUMES, no dispute for missing goods shall be accepted. Missing or damaged goods will be replaced promptly if available; however, if the loss or damage was caused in transit, the Distributor shall look to the transport carrier or its insurance for reimbursement.

f.
If the Distributor learns of any defects within 12 months of delivery which were not apparent on a visual inspection in accordance with clause 10(e), then the Distributor shall notify ID PERFUMES of these defects and submit to ID PERFUMES the defective product along with other evidence relating to the defect, such as photographs, statements from customers or employees. At ID PERFUMES's sole reasonably exercised discretion, the defective product shall be replaced or a credit note issued.

g.	No deductions shall be taken from invoices without ID PERFUMES's authorization and issuance of a credit note.

11.	Taxes and Duties.

Each party to this Agreement shall be responsible for, and shall indemnify and hold harmless the other against, all income, sales, and other taxes, duties, assessments, levies, and other governmental charges imposed upon such party as a result of such party's sale of Products; provided, however, that notwithstanding the foregoing:

a.	The Distributor shall be responsible for paying all import, customs and duties levied on Products sold to it by ID PERFUMES; and

b.
ID PERFUMES shall be responsible for paying all sales, use, value added, or similar taxes or export duties imposed on the sale of Products by any jurisdiction from which Products are shipped to the Distributor or for obtaining appropriate exemptions from such taxes from the relevant taxing authorities.

12.	Marketing and Advertising; Promotion and Testers.

a.
The Distributor shall use all reasonable efforts and proceed with diligence to develop, market, promote and expand the sale and use of the Products within the Territory, and in connection therewith, shall conduct national and trade advertising programs and public relations programs to create, stimulate and augment interest in the Products among retailers and the general public in accordance with a written distribution and marketing strategy mutually agreed upon by ID PERFUMES and the Distributor.

b.	ID PERFUMES and the Distributor shall cooperate to develop a mutually agreeable program for the use in the Territory of samples and testers for the Products.

c.
Distributor may claim marketing support funds in the greatest amount of US $550,000 or 20% of the distributor's net yearly purchases each calendar year for marketing and advertising activities approved by ID PERFUMES of the Products. This includes but is not limited to point of sale support, sales staff, public relations, and advertising programs. The distributor must present paid invoices of all activities along with photographs of events, in-store promotion, tear sheets, copies of the advertisement as published, and/or other evidence of the advertising or promotion, when such photographs are available. ID PERFUMES will have the option to the take the claimed funds from opened invoices. Collateral materials are excluded and the value of collateral materials will be ID PERFUMES's cost of goods on said items.

d.
1 free tester shall be provided to the Distributor per every 7 items purchased. The value of such testers will be calculated at ID PERFUMES's cost of goods and shall be included in the collateral materials 10% allowance calculation under section 2(d).

e.
The Distributor may submit requests to ID PERFUMES that SELENA GOMEZ, the person, appear at promotional events on not more than two occasions per year. ID PERFUMES will forward the request to SELENA GOMEZ and make all reasonable efforts to fulfill the request. However, the Distributor acknowledges and understands that any appearance is subject to SELENA GOMEZ's availability and acceptance of the appearance request, over which ID PERFUMES has no control, and SELENA GOMEZ's approval of the location and production quality of the event. All costs associated with the event, including logistics but, excluding those related to SELENA GOMEZ's travel and accommodations shall be the responsibility of the Distributor and can come from the marketing support allowed in that time frame.

f.	lD PERFUMES will use all reasonable endeavors to assist the Distributor in gaining SELENA GOMEZ concert tickets in the territory and similar SELENA GOMEZ related promotional items.

13.	Trade Names and Trademarks.

a.
During the term of this Agreement, and subject to the restrictions set forth herein, the Distributor shall have the limited right to use the trade names and trademarks for the Products, and all other marks to be displayed on or in association with the Products (collectively, the "Marks") as applied to the Products in the Distributor's promotional or advertising activity in the Territory; provided, however, that any and all use of any one or more of the Marks or any aspect thereof by or on behalf of the Distributor must be pre-approved by ID PERFUMES in all respects in writing prior to any such use. Specifically, but without limitation, ID PERFUMES shall have the right to review and approve any and all promotional, advertising, business (including, without limitation, stationery, letterhead, envelopes, business cards and invoices), packaging or other materials bearing or using one or more of the Marks or any aspect thereof prior to any use thereof by or on behalf of the Distributor. The Marks shall not be used by or on behalf of the Distributor in connection with any special programs, plans, ideas, promotions or tie-ins without ID PERFUMES's prior written approval.

b.
The Distributor acknowledges the validity of any registrations or registration applications for the Marks (as applicable) which ID PERFUMES has the right of use and/or owned and control by ID PERFUMES in the Territory and ID PERFUMES' right to make such applications in the Territory, and further acknowledges and agrees that ID PERFUMES has the exclusive right of use of the Marks (including all goodwill associated therewith), both in the Territory and elsewhere in the world. All use by the Distributor of the Marks shall be deemed to inure exclusively to the benefit of ID PERFUMES and, to the extent that any rights in or to the Marks are deemed to accrue to the Distributor, the Distributor hereby irrevocably assigns any and all such rights, at such time as they may be deemed to accrue, to ID PERFUMES,

c.
The Distributor shall not do or commit any act or use the Marks in any way which, in the judgment of ID PERFUMES, might (i) prejudice or adversely affect the validity of the Marks or the ownership by ID PERFUMES thereof or (ii) impair, tarnish or otherwise reflect adversely upon ID PERFUMES' public image or reputation.

d.
Upon the expiration or other termination of this Agreement, the Distributor shall immediately discontinue use of the Marks for any and all purposes, and thereafter nearly resembling any Mark as would be likely to lead to confusion or uncertainty or to deceive the public; provided, however, that, subject to Section 5 hereof, the Distributor shall have the limited right to continue to use the Marks after the expiration or termination without cause of this Agreement, for the sole purpose of selling its remaining inventory of Products, until the earlier of (i) the date which is ninety (90) days after the date of such expiration or termination without cause of this Agreement or (ii) the date on which all of the Distributor's remaining inventory of Products has been sold. After Distributor's limited rights of use has expired, Distributor shall return, after Distributor's sole cost expense all promotional materials and other items remaining in its possession to such location as directed by ID PERFUMES.

14.	Contravention.

a.
In the event that the Distributor is sued for any alleged contravention of any Regulation by virtue of the importation of the Products under this Agreement, the Distributor, promptly upon the bringing of any such suit or upon the service upon it of any notice of any such claim, shall give ID PERFUMES written notice of all particulars thereof. The Distributor shall take no legal action in this regard, whether offensive or defensive, without the prior written consent of ID PERFUMES, which consent shall not be unreasonably withheld.

b.
ID PERFUMES shall defend the Distributor against, and indemnify hold the Distributor harmless in respect of, any and all losses, damages, costs, expenses and liabilities reasonably incurred by the Distributor in respect of, any suit or proceeding brought against the Distributor insofar as such suit is based on a claim that any Mark constitutes an infringement of any proprietary rights within the Distributor's Territory provided that ID PERFUMES is notified promptly in writing of any such suit, action or threat thereof, and is given full and complete authority, information and assistance by the Distributor for the defense and settlement of the same. Furthermore, the Distributor agrees to advise ID PERFUMES promptly in writing of any known or suspected act of unfair competition or infringement in the Territory of trademarks, trade names, goods, dress, processes, formulas or patents owned by or in which ID PERFUMES has rights (including the Marks), or the registration or use by others in the Territory of identical or confusingly similar trademarks, trade names, labels, slogans, designs or packages. In the event ID PERFUMES shall undertake any opposition or any action to restrain such act or acts, the Distributor agrees to cooperate fully with ID PERFUMES. The Distributor shall take no legal action in this regard, whether offensive or defensive, without the prior written consent of ID PERFUMES.

15.	Confidential Information.

a.
The Distributor acknowledges that in order to effectuate this Agreement, ID PERFUMES may reveal to the Distributor certain trade secrets or proprietary information which are the property of ID PERFUMES. ID PERFUMES acknowledges that in order to effectuate this Agreement, the Distributor may reveal to ID PERFUMES certain trade secrets or propriety information which are the property of the Distributor. Neither ID PERFUMES nor the Distributor shall divulge any information with respect to the business of the other except as may be required by law or as necessary to perform its duties under this Agreement. In particular, documents marked "confidential" or the like shall receive special handling by the Distributor to help assure their continued confidentiality. In addition, the Distributor agrees to use its best efforts to ensure that no related entity shall divulge such information. This obligation shall survive the expiration or other termination of this Agreement.

b.
Each of ID PERFUMES and the Distributor expressly agrees that the other party hereto, in addition to any other rights or remedies which it may have, shall be entitled to injunctive and other equitable relief to prevent a breach by such first party of Section 16(a).

16.	Notices.

All notices required or permitted by this Agreement shall be sent in writing to the other party by hand, over-night courier, telefax or registered or certified mail, postage paid, return receipt requested, as follows:

If to ID PERFUMES, to:	ID PERFUMES PO BOX 1740 Hallandale Beach Florida 33008 U.S.A. Telephone No.: (954) 320-7040 Telefax No.: (954) 320-7014 Attention: Rudford Haman President

If to the Distributor, to:	The Sarpes Group, Inc. 296 Ocean Blvd. Golden Beach, FL 33160 USA Phone: 305.792.7900 Email: lekachi@yahoo.com Attention: Isaac Lekach

The foregoing addresses and email numbers shall be deemed valid until the party whose address or email number is listed above notifies the other party in writing of any change thereto. Notice will be deemed to have been given on the date the notice has been delivered by hand or by over-night courier or sent by email, or the date which is three U.S. business days after deposit in the U.S. mail to the address or email number (as applicable) listed above for the party to whom it is sent.

17.	Parties' Relationship.

Nothing contained in this Agreement shall be construed to create a partnership or joint venture between the parties or to make either party the agent of the other. The Distributor is not granted any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of ID PERFUMES, or to bind ID PERFUMES in any manner whatsoever.

19.	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without reference to choice or conflicts of law principles.

20.	Entire Agreement; Amendments.

This Agreement (including the Exhibits hereto) contains the entire agreement between the parties hereto and there are no representations, warranties, inducements, promises, covenants, agreements or undertakings between the parties other than those set forth herein or which may be subsequently entered into and recorded in a writing executed by both parties hereto. No amendments to this Agreement shall be binding unless such amendments shall be in writing and duly executed by both parties hereto.

21.	Assignment.

This Agreement shall be binding upon and shall inure to the benefit of ID PERFUMES and the Distributor and their respective successors, assigns and legal representatives; provided, however, that this Agreement is personal to the Distributor and the Distributor may not, either directly or indirectly, assign any of its rights or delegate any of its obligations hereunder. Any attempted assignment or delegation by the Distributor or by ID PERFUMES without the prior written consent of both parties shall be deemed of no legal force and effect whatsoever.

22.	Waiver.

No waiver by either party hereto of any provision of this Agreement shall operate or be construed as a continuing waiver or as a waiver of any other provision hereof, whether or not similar, or as a waiver of any subsequent breach of any provision hereof. No waiver shall be binding unless executed in writing by the party making the waiver.

23.	Sever-ability.

Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section 23, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal or unenforceable in any other jurisdiction. If any covenant is deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

24.	Submission to Jurisdiction.

Each of the parties hereto consents to the jurisdiction of any state or federal court located within the City of Fort Lauderdale, State of Florida, and irrevocably agrees that all actions or proceedings relating to this Agreement or any agreement or instrument executed hereunder shall be litigated in such courts, and each of the parties waives any objection which it may have based on improper venue or forum non-conveniens to the conduct of any such action or proceeding in any such court and waives personal service of any and all process upon it, and consents to all such service of process made in the manner set forth in Section 17 above. Nothing contained in this Section 24 shall affect the right of either party to serve legal process on the other party in any other manner permitted by law. Each party hereto waives any right it or its successors or assigns may have to a jury trial in any litigation between parties arising out of or relating to this Agreement. The parties hereto each acknowledge that this provision was a material inducement to their entering into this Agreement,

25.	No Third Party Beneficiaries.

The terms of this Agreement shall be for the benefit of the parties hereto and their respective permitted successors and assigns only, and such terms shall not inure to the benefit of any other person or entity, it being the intention of the parties hereto that no one shall be deemed a third party beneficiary of this Agreement.

26.	Construction.

The parties agree that the rule of judicial interpretation to the effect that any ambiguity or uncertainty contained in an agreement is to be construed against the party who drafted the Agreement shall not be applied in the event of any disagreement of dispute arising out of the Agreement. Any section and paragraph headings contained in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

28.	Incorporation.

All Exhibits to this Agreement and any other documents to be delivered hereunder are incorporated herein by this reference.

29.	Facsimile Signatures.

Facsimile signatures or emailecl PDF versions of the parties affixed to this Agreement and/or to the Closing Statement shall have the same force and effect as original signatures.

30.	Injunctive and Other Relief.

The Distributor recognizes and acknowledges the unique and special nature and value of the use of the Marks and agrees that it is extremely difficult and impractical to ascertain the extent of the detriment to ID PERFUMES which would be caused in the event of any promotion, sale or distribution of the Products or use of the Marks contrary to the terms of this Agreement. The Distributor acknowledges further that ID PERFUMES will have no adequate remedy at law in the event the Distributor uses any of the Products or the Marks in any way not expressly permitted hereunder, and agrees that ID PERFUMES shall be entitled to equitable relief by way of temporary and permanent injunctions, and such other and further relief as any arbitrator or court of competent jurisdiction may deem just and proper, in addition to any and all other remedies provided for herein and available to ID PERFUMES at law or in equity.

31.	Reservation of Rights.

ID PERFUMES retains all rights not expressly and exclusively conveyed herein.

32.	Attorneys' Fees.

In any judicial action or proceeding between the parties hereto to enforce any of the provisions of this Agreement or in connection with the defending of such judicial action or proceeding brought by the other party hereto, regardless of whether such action or proceeding is prosecuted to judgment and in addition to any other remedy, the successful party in such legal action shall be entitled to receive from the unsuccessful party all costs, expenses and fees (including reasonable attorneys' fees) incurred by the successful party in connection with such action or proceeding, including any appeal thereto

ID PERFUMES

Hannon, President

THE SARPES GROUP, INC.

By:	Rachmil Lekach, President

APPENDIX A

INITIAL PRODUCTS AND PRICE LIST

SELENA GOMEZ

REFERENCE	UPC CODES	DESCRIPTION	US SUGGESTED RETAIL	EXPORT PRICE
WOMEN
16,15.80	818155010016	3.4 oz/100m1 EDP Spray	$55.00	513.75
16,13.80	818155010023	1.7 oz/50m1 EDP Spray	545,00	51125
16,12.80	818155010030	1.0 ozI30 mi EDP Spray	$32.00	58.00
16,08.80	PENDING	.50 oz/15 ml EDP Spray - Minature	$21,00	$5.25
16.17.80	818155010054	200ml Shimmering Body Lotion	$25.00	56,25

Gift Sets
16,45,90	PENDING	Selena 3PC Set 1.7 oz/5Orn1 Spray. 120mIShower Gel, 120m1 Body Lotil	$45,00	$1625
16.51.90	818155010061	Selena 4PC Set 3,4 oz/50m15pray, 120m1 Shower Gel, 120m1 Shimmer	555,00	521.25

COLLATERAL
17.15.82	818155010078	3,4 oz EDP Tester		COG
16.01.83	818155010085	2m1 EDP Spray Vial On Card (PPK 50)		COG
13.64.95	818155010092	Oversized Up Purse wiChain		COG
13.01.84	818155010108	Blotter Cards PPK of 100		COG
16,10,84	PENDING	Sholpintligs (PPK 25)		COG
13,50.85	818155010115	Tester Display Unit		COG